Exhibit 10.52

                      AMENDMENT TO 1998 INCENTIVE PLAN
                                     OF
                            ENGLOBAL CORPORATION
                            A Nevada Corporation

                           Adopted March 24, 2005



     ENGlobal Corporation, a Nevada corporation (the "Company"), having reserved the right under Section 11 of the ENGlobal Corporation 1998 Incentive Plan (the "Plan"), to amend the Plan, does hereby amend Section 2 of the Plan, effective as of June 16, 2005, to read in its entirety as follows:

SECTION 2. SHARES OF STOCK SUBJECT TO THE PLAN

     2.1 Maximum Number of Shares. Subject to the provisions of Section 2.2 and
Section 9, the aggregate number of shares of Stock that may be issued or transferred pursuant to Awards under the Plan shall be 2,650,000.

     2.2 Limitation of Shares. For purposes of the limitations specified in
Section 2.1, the following principles shall apply:

     (a) the following shall count against and decrease the number of shares of Stock that may be issued for purposes of Section 2.1: (i) shares of Stock subject to outstanding Options, outstanding shares of Restricted Stock, and shares subject to outstanding Stock Appreciation Rights granted independent of Options (based on a good faith estimate by the Corporation or the Committee of the maximum number of shares for which the Stock Appreciation Right may be settled (assuming payment in full in shares of Stock)), and (ii) in the case of Options granted in tandem with Stock Appreciation Rights, the greater of the number of shares of Stock that would be counted if one or the other alone was outstanding (determined as described in clause (i) above);

     (b) the following shall be added back to the number of shares of Stock that may be issued for purposes of Section 2. 1: (i) shares of Stock with respect to which Options, Stock Appreciation Rights granted independent of Options, or Restricted Stock Awards expire, are cancelled, or otherwise terminate without being exercised, converted, or vested, as applicable, and (ii) in the case of Options granted in tandem with Stock Appreciation Rights, shares of Stock as to which an Option has been surrendered in connection with the exercise of a related ("tandem") Stock Appreciation Right, to .the, extent the number surrendered exceeds the number issued upon exercise of the Stock Appreciation Right; provided that, in any case, the holder of such Awards did not receive any dividends or other benefits of ownership with respect to the underlying shares being added back, other than voting rights and the accumulation (but not payment) of dividends of Stock;

     (c) shares of Stock subject to Stock Appreciation Rights granted independent of Options (calculated as provided in clause (a) above) that are exercised and paid in cash shall be added back to the number of shares of Stock that may be issued for purposes of Section 2.1, provided that the Holder of such Stock Appreciation Right did not receive any dividends or other benefits of ownership, other than voting rights and the accumulation (but not payment) of dividends, of the shares of Stock subject to the Stock Appreciation Right;

     (d) shares of Stock that are transferred by a Holder of an Award (or withheld by the Corporation) as full or partial payment to the Corporation of the purchase price of shares of Stock subject to an Option or the Corporation's or any Subsidiary's tax withholding obligations shall not be added back to the number of shares of Stock that may be issued for purposes of Section 2.1 and shall not again be subject to Awards; and

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     (e) if the number of shares of Stock counted against the number of shares that may be issued for purposes of Section 2.1 is based upon an estimate made by the Corporation or the Committee as provided in clause (a) above and the actual number of shares of Stock issued pursuant to the applicable Award is greater or less than the estimated number, then, upon such issuance, the number of shares of Stock that may be issued pursuant to Section 2.1 shall be further reduced by the excess issuance or increased by the shortfall, as applicable.

Notwithstanding the provisions of this Section 2.2, no Stock shall be treated as issuable under the Plan to Eligible Individuals subject to Section 16 of the Exchange Act if otherwise prohibited from issuance under Rule 16b-3.

     2.3 Description of Shares. The shares to be delivered under the Plan shall be made available from (a) authorized but unissued shares of Stock, (b) Stock held in the treasury of the Corporation, or (c) previously issued shares of Stock reacquired by the Corporation, including shares purchased on the open market, in each situation as the Board of Directors or the Committee may determine from time to time at its sole option.

     2.4 Registration and Listing of Shares. From time to time, the Board of Directors and appropriate officers of the Corporation shall and are authorized to take whatever actions are necessary to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance pursuant to the exercise of Awards.

     The Company also does hereby append Section 13 to the Plan, effective as of June 16, 2005, to read in its entirety as follows:

     "13. Effectiveness. The Plan was approved by stockholders on June 8, 1998, and subsequently amended by stockholders effective December 20, 2001, an amendment effective June 6, 2002, amended by stockholders effective June 5, 2003, and amended by stockholders effective June 16, 2005."

     IN WITNESS WHEREOF, this Amendment has been executed effective as of June 16, 2005.

                                             ENGLOBAL CORPORATION

                                             /s/ William A. Coskey, P.E.
                                             ---------------------------------
                                             William A. Coskey, P.E., President




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